Exhibit 99.1

Evolent Health Announces Cooperation Agreement With Engaged Capital

Appoints New Independent Director Craig Barbarosh to the Board

Board to Form a Strategy Committee Focused on Value Creation Initiatives

Company to Seek Stockholder Approval to Declassify Board at 2021 Annual Meeting

WASHINGTON, D.C., December 22, 2020 – Evolent Health, Inc. (NYSE: EVH) (the “Company” or “Evolent”), a health care company that delivers proven clinical and administrative solutions to payers and providers, today announced that it has entered into a Cooperation Agreement with Engaged Capital, LLC (“Engaged Capital”), pursuant to which Craig Barbarosh has been appointed to Evolent’s Board of Directors as a Class III director.

Evolent has also agreed to form a Strategy Committee of the Board, consisting of four non-executive Board members, including Mr. Barbarosh. The Strategy Committee will make recommendations to the Board with respect to value creation initiatives, including through improvements to the Company’s operations, financial performance (including cost reduction) and overall business strategy and direction. Mr. Barbarosh will also be appointed to the Board’s Compensation Committee and stand for re-election at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”).

In addition, and as previously communicated, at the 2021 Annual Meeting Evolent will propose an amendment to its Charter and seek stockholder approval to declassify the Board such that, if passed, directors standing for election at and subsequent to the 2021 Annual Meeting will stand for election to one-year terms.

Frank Williams, Executive Chairman and Co-Founder of Evolent said, “We are pleased to have come to an agreement with Engaged Capital and look forward to furthering our constructive relationship. We also welcome our newest independent director, Craig Barbarosh, and the perspectives he will bring to the Board. The Evolent Board of Directors is committed to best-in-class governance and thoughtful refreshment of our Board. With the addition of Craig, we have now added five accomplished independent directors to our Board over the past five years. Craig’s healthcare industry knowledge and nearly 30 years of experience as a proven business leader and public company board member will be highly valuable as we work to execute on our strategic priorities of driving profitable growth and maximizing long-term value for all Evolent shareholders.”

Glenn W. Welling, the founder and Chief Investment Officer of Engaged Capital, added, “We are pleased that we have aligned with Evolent’s management team and Board on a series of corporate changes that will help Evolent focus on the goal of maximizing value for all shareholders. The changes announced today, including Craig’s appointment to the Board, the formation of a Strategy Committee of the Board and the commitment to seek to declassify the Board at the upcoming annual meeting are important steps in Evolent’s evolution as a public company. We appreciate the constructive relationship we have developed with the Company and look forward to working with the Board as the Company moves forward.”

Craig A. Barbarosh has been an independent director of Landec Corporation since October 2019, and Nextgen Healthcare, Inc. since 2009, where he is currently the Vice Chairman of the Board of Directors, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. He is also an independent director of Sabra Health Care REIT, Inc., where he is the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Barbarosh previously served as an independent director on the Board of Directors of Aratana Therapeutics, Inc., BioPharmX, Inc., and Bazaarvoice, Inc. He also served as the independent board observer for Payless Holdings, LLC and is the independent director for Ruby Tuesday, Inc. Mr. Barbarosh has been a partner at a large, international law firm since June 2012. He holds his J.D. from the University of the Pacific, McGeorge School of Law and his B.A. in Business Economics from the University of California at Santa Barbara.

In addition to the foregoing Board matters, Engaged Capital has agreed to customary standstill and voting commitments in connection with the Cooperation Agreement. The complete agreement between the Company and Engaged Capital will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

PJT Partners is serving as exclusive strategic advisor and King & Spalding LLP is serving as legal advisor to Evolent. Olshan Frome Wolosky LLP is serving as legal advisor to Engaged Capital.

About Evolent Health

Evolent Health (NYSE: EVH) delivers proven clinical and administrative solutions that improve whole-person health while making health care simpler and more affordable. Our solutions encompass total cost of care management, specialty care management, and administrative simplification. Evolent serves a national base of leading payers and providers, is the first company to receive the National Committee for Quality Assurance’s Population Health Program Accreditation, and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolenthealth.com.

About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages approximately $1.3B of assets and its efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Forward-Looking Statements – Cautionary Language

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “PSLRA”). The Company claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. Actual events or results may differ materially from those contained in these forward-looking statements. In addition, please refer to the periodic reports that the Company has filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the risk factors noted therein. Such periodic filings by the Company identify and address other important factors that could cause future events or results to vary from the forward-looking statements set forth in this press release. In addition, the Company disclaims any obligation to update any forward-looking statements contained herein to reflect events or circumstances that occur after the date hereof.

Evolent Contacts:

Chelsea Griffin

Investor Relations

919.817.8045

cgriffin@evolenthealth.com

Dan Paladino

Media Relations

571.306.3470

dpaladino@evolenthealth.com

Engaged Capital Media Contact:

Gagnier Communications

Dan Gagnier

646.569.5897

dg@gagnierfc.com